EXHIBIT 99.1
Press Release

FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

PlanGraphics Investor Relations Conference Call

Frankfort, Ky., January 8, 2003--PlanGraphics, Inc. (OTC BB: PGRA), a designer and integrator of e-government solutions and spatially enabled information systems and data warehouses, hosted a conference call for shareholders and investors on January 7, 2003. Highlights of information disclosed during the conference call is presented below:

o For fiscal 2002 the wholly owned subsidiary was profitable on a standalone basis. The net loss on a consolidated basis was the lowest in the past several years.
o Management expects to continue to make incremental progress over fiscal 2002. While the economy has been uncertain, heightened interest in security and emergency preparedness has brought more work to the company. Increased sales and marketing activities by the company are also expected to enhance revenue.
o Backlog and assignments at December 31, 2002 amount to approximately $19.5 million of which about $9.0 million is unfunded. The total is about $10.0 million higher than a year ago.
o Revenue for fiscal 2003 is expected to grow about 20% over 2002. PlanGraphics expects to be profitable for fiscal 2003.
o First quarter of fiscal 2003 results are not yet compiled. Given the number of holidays and other constraints such as the delays in initiating the recent HUD contract and in the approval of government agency appropriation bills by Congress, which affects funding to federal agencies and state and local governments, the quarter has been a challenge.
o PlanGraphics has made significant improvement in reducing aged accounts receivable and most are expected to be current about the end of January. In addition to the payment received and reported in its Form 10-KSB, PlanGraphics has subsequently received a second significant payment from its largest customer.
o New York City ("NYC") contract, presently valued at $15.4 million, could be worth as much as $25 to $30 million, if the customer exercises all options and renewals. State agencies in New York are also in the process of funding additional work against the NYC contract. PlanGraphics will add staffing in New York to service the contract in addition to servicing it from its existing offices. PlanGraphics expects the recent very positive article in Federal Computer World to enhance its visibility in the market place; the URL for it is http://www.fcw.com/geb/articles/2002/1230/web-nyc-01-03-03.asp.
o PlanGraphics' meetings with local government elected officials and managers have been well received and there is expressed interest in the Company's security and emergency preparedness service and systems capabilities. The expectation is that as fiscal 2003 federal funding for Homeland Security is finalized and flows down to state and local governments these marketing investments will bear fruit.
o PlanGraphics has completed two significant projects in Shanghai, China, funded by the World Bank and is completing a third. It has also begun a significant project in Sechuan and expects additional awards from Sechuan Province and other locations in China during FY 2003.

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PlanGraphics' President, John Antenucci, concluded, "In summary, while disappointed at failing to show positive net income we have continued to make positive strides and we are looking better than in prior years. We are well positioned for fiscal year 2003."

An audio webcast of the conference call is available on the Internet at www.PlanGraphics.com where it will be available for 30 days.

The annual report filed with the Securities and Exchange Commission is available at www.plangraphics.com or at www.sec.gov.

About PlanGraphics, Inc.

PlanGraphics, founded in 1979, is a full life-cycle systems integration and implementation firm that provides a broad range of services in the design and implementation of information technology in the public and commercial sectors. PlanGraphics' experience with spatial information systems and e-services capabilities provides a critical discriminator among other IT consulting and integration firms. PlanGraphics is headquartered in Frankfort, Kentucky, and has regional offices in Maryland, Colorado, California, Rhode Island, and New York. For more information about the company on the Internet: www.plangraphics.com

The foregoing contains forward-looking statements that are subject to contingencies and uncertainties. Such forward-looking statements are not guarantees of future performance, and are based on numerous assumptions about future transactions or results that may differ materially from anticipated events, transactions or results indicated and are included in the "safe harbor" provided by the Private Securities Litigation Reform Act of 1995.

                                     - End -
SOURCE:     PlanGraphics, Inc.
CONTACT:    Fred Beisser, Senior Vice President - Finance; Tel: 720 851-0716